Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Increases Credit Facility to $325 Million

Dallas, Texas - March 19, 2020 - Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced an increase of its Senior Secured Credit Facility (the “Credit Facility”) from $295 million to $325 million. The $30 million increase in total commitments was the result of the addition of a new lender, bringing the total lender group to 11 participants. The increase was executed under the accordion feature of the Credit Facility, which allows for an increase in total commitments under the facility from new and existing lenders on the same terms and conditions as the existing commitments in an amount up to $350 million.

Michael Sarner, Chief Financial Officer, commented, “We are pleased to expand our primary funding source through the addition of a respected lending partner. We now have nearly $200 million in unfunded credit facility capacity to utilize to continue to generate attractive risk adjusted returns for our shareholders. Our capitalization strategy has always been, and remains, focused on maintaining significant funding capacity through the economic cycle. In light of the pandemic gripping this country and the world, we believe this strategy takes on even more significance. We will continue to explore additional capital sources to further capitalize and de-risk the balance sheet.”
Bowen Diehl, President and Chief Executive Officer, commented, “We are pleased with the continued support of the bank lending community of our track record and investing strategy, especially in this turbulent time in the market. Liquidity is a premium in this market, as it allows us to thoughtfully seek ways to generate attractive returns for all our stakeholders in ways such as investing in an environment where loan spreads are widening and LIBOR is dropping, effectuating our previously disclosed share repurchase program at prices meaningfully below NAV per share, and lowering our cost of capital as we selectively repurchase a portion of our higher cost unsecured notes outstanding with lower cost bank financing. In addition, we are working with our portfolio companies and private equity sponsor relationships to creatively seek ways to support our portfolio companies, as needed, during this tumultuous time. Finally, and most importantly in this uncertain time in the world, we are ensuring that we have a safe work environment for our employees as modern technology allows for working from home while facilitating constant communication almost as if we were in the office together.”
About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $312 million in net assets as of December 31, 2019. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.
Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2019 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829